REDEMPTION AGREEMENT

This Redemption Agreement ("Agreement") is made as of May 9,
2002 by and between Othnet, Inc., a Delaware corporation
("Othnet") and People to People Publishing, Inc., a Delaware corporation (the "Shareholder").

Recitals

WHEREAS, the Shareholder is the beneficial owner of Four
Million Eighty Five Thousand (4,085,000) shares of the common stock of Othnet, $0.001 par value, (the "Shareholder Shares");
and

WHEREAS, Othnet and the Shareholder have agreed to the redemption of the Shareholder Shares in consideration for the assignment by Othnet to Shareholder, of certain technology owned by Othnet (the "Othnet Technology") pursuant to the terms of that certain Assignment and Assumption Agreement between Othnet and Shareholder of even date herewith ("Assignment") and in accordance with the terms and conditions set forth in this Agreement.

Agreement

NOW, THEREFORE, the parties hereto agree as follows:

1. Redemption of Stock. Subject to the terms and conditions of this Agreement and the Assignment, Othnet shall redeem the Shareholder Shares from the Shareholder, free of any liens, security interests or adverse claims of any party.

2. Consideration and Payment Terms. In consideration for the redemption and cancellation of the Shareholder Shares, Othnet will, (i) together with Shareholder, enter into the Assignment; (ii) pursuant to Section 2 of the Assignment, shall have obtained consent of the holders of a majority of the issued and outstanding shares of common stock of Othnet to the terms of the Assignment ("Othnet Shareholder Approval"); and
(iii) pay to Shareholder the sum of thirty two thousand five hundred dollars ($32,500).

3.   Escrow; Ownership Pending Release.

3.1  Upon execution of this Agreement by all parties hereto,
(a) the parties hereto shall deliver executed copies of this Agreement and the Assignment to the Escrow Agent (as defined in that certain Escrow Agreement between the parties and of even date herewith ("Escrow Agreement")), and (b) the Shareholder shall deliver to the Escrow Agent the Certificate(s) evidencing the Shareholder Shares ("Certificates") and an Assignment Separate From Certificate in the form attached hereto as Exhibit A ("Assignment") for each share certificate comprising the Shareholder Shares, signed by the Shareholder, and with the signature guaranteed by an eligible financial institution or broker who is a member/participant in a Medallion Program approved by the Securities Transfer Association, Inc. Pursuant to the Escrow Agreement, the Shareholder Shares shall not be released by the Escrow Agent for redemption and cancellation until Othnet has advised the Escrow Agent in writing that Othnet has received Othnet Shareholder Approval, at which time the Escrow Agent shall release the Certificates and Assignments signed by the Shareholder to Othnet for redemption and cancellation.

3.2 Pending the Final Closing of the Transaction (as defined in the Escrow Agreement) the Shareholder shall be prohibited from selling, encumbering, assigning or transferring the Shareholder Shares, but shall continue to have ownership rights in the Shareholder Shares and shall be entitled to vote such Shareholder Shares on all issues concerning Othnet on which shareholders are entitled to vote, provided however that the Shareholder covenants that it will vote the Shareholder Shares in favor of the Assignment for the purposes of obtaining Othnet Shareholder Approval and the Shareholder hereby irrevocably appoints Othnet or any designee of Othnet as its lawful agent, attorney and proxy to vote the Shareholder Shares in favor of the Assignment for the purposes of obtaining Othnet Shareholder Approval on behalf of Shareholder. Shareholder intends this proxy to be irrevocable and coupled with an interest.

4. Representations and Warranties of Othnet. Othnet represents and warrants that (a) all corporate action on the part of Othnet necessary for the authorization, execution, delivery and performance of this Agreement and the transactions contemplated hereby has been taken, (b) no broker, finder or intermediary has been employed by Othnet in connection with this Agreement, and (c) this Agreement constitutes a valid and legally binding obligation of Othnet.

5.   Representations and Warranties of Shareholder.  The
Shareholder represents and warrants as follows:

5.1 Due Authorization. All actions on the part of the Shareholder necessary for the authorization, execution, delivery and performance of this Agreement and the transactions contemplated hereby have been taken; no broker, finder or intermediary has been employed by the Shareholder in connection with this Agreement; and this Agreement constitutes the valid and legally binding obligation of the Shareholder.

5.2 Ownership. The Shareholder owns the Shareholder Shares being redeemed from it hereunder, has not transferred or attempted to transfer any interest in such Shareholder Shares to any person or entity, and has full power and authority to transfer and deliver such Shareholder Shares, and such Shareholder Shares are free and clear of any and all liens, encumbrances, charges, duties and assessments whatsoever.

6.   Miscellaneous

6.1 Amendment. This Agreement may be amended only by an instrument in writing signed by the party against whom enforcement of any such amendment is sought.

6.2 Entire Agreement. This Agreement contains the entire agreement and understanding of the parties with respect to the entire subject matter hereof, and there are no representations, inducements, promises or agreements, oral or otherwise, not embodied herein.

6.3 Necessary Performance. Each party to this Agreement shall perform any and all acts and execute and deliver any and all documents as may be necessary and proper under the circumstances in order to accomplish the intents and purposes of this Agreement and to carry out its provisions.

6.4 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Washington without giving effect to principles of conflicts of law.

6.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. This Agreement shall be effective upon delivery of an executed counterpart via facsimile transmission by Othnet to the Shareholder and by the Shareholder to Othnet.

7. Termination. In the event the terms of the Escrow Agreement are not met on or before September 30, 2002, this Agreement and the obligations hereunder shall terminate. In the event of termination, neither party shall be liable to the other for damages of any sort resulting solely from terminating this Agreement in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

PEOPLE TO PEOPLE PUBLISHING, INC.



By /s/ Benjamin S. Houge
   Its President


OTHNET, INC.

By /s/ Richard Barbari
   Its CEO/Pres